EXHIBIT 99.1

News Release

Contacts:	Media - Alan H. McCoy, Vice President, Government and Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel Expanding Electrical Steel Production Capacity

MIDDLETOWN, OH, April 12, 2006 — AK Steel (NYSE: AKS) said today that its board of directors had approved a capital investment of $14 million for the second phase of a project to increase production capacity for high quality, grain-oriented electrical sheet steels. The expansion project is aimed at helping AK Steel meet strong market demand for electrical steel products. The newly approved capital funds will be used to upgrade existing production equipment at the company’s Butler (PA) plant to increase electrical steel production, projects which are expected to be completed early in 2007.

The first phase of the expansion project, already underway, included investments for equipment upgrades at AK Steel’s Butler, Pennsylvania and Zanesville, Ohio plants, and the introduction of innovative new operating practices. These phase-one projects are scheduled to be completed by the end of 2006. The completion of the first two project phases will increase AK Steel’s total annual grain-oriented electrical steel production by about 50,000 tons, or 20%, to more than 300,000 tons per year.

“Worldwide markets for advanced grain-oriented electrical steels continue to grow,” said James L. Wainscott, chairman, president and CEO of AK Steel. “Through these modest investments and innovative operating practices, AK Steel is significantly expanding its production capability to meet increased customer demand for these products. We are also evaluating a number of additional projects that would further expand our grain-oriented electrical steel finishing capacity beyond the scope of these projects to better serve our customers.”

AK Steel is one of the largest producers in the world of silicon-alloy electrical steels and is the leading domestic producer of the high value-added grain-oriented grades. Grain-oriented electrical steels are used in the manufacture of energy-efficient power generation and distribution transformers.

Headquartered in Middletown, Ohio, AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as carbon and stainless tubular steel products, for automotive, appliance, construction and manufacturing markets.

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